Exhibit 4.43

ADDENDUM TO BRIDGE LOAN AGREEMENT DATED SEPTEMBER 24, 2018

Borrower:	Ehave, Inc. of 277 Lakeshore Road East, Suite 203, Oakville, ON L6J 6J3 (the “Company”)

Lender:	___________ of _____________ (the “Lender”)

Principal Amount: $_________ CDN

1.	FOR VALUE RECEIVED, before the Initial Closing Date. If the proposed recapitalization of the company and bridge financing does not close in its entirety by October 31st, 2018, this note shall pay $________ CDN and be considered part of the existing senior debt of the Borrower.

2.	Any time while not in default under this Note, the Borrower may repay the outstanding balance then owing under this Note to the Lender without further bonus or penalty.

3.	This Note will be construed in accordance with and governed by the laws of the State of New York.

4.	This Note will endure to the benefit of and be binding upon the representative heirs, executors, administrators, successors and assigns of the Borrower and the Lender.

IN WITNESS WHEREOF the parties have duly affixed their signatures under seal on this 27 day of September, 2018.

SIGNED, SEALED AND DELIVERED	Ehave, Inc.

September 27, 2018

Per

SIGNED, SEALED AND DELIVERED	___________

September 27, 2018

Per